EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the incorporation by reference in the registration statements of Atlas Energy, L.P. (the “Partnership”) on Forms S-8 (File No. 333-138589, effective November 9, 2006, File No. 333-173082, effective March 25, 2011 and File 333-180568, effective April 4, 2012) and of the reference to Cawley, Gillespie & Associates, Inc. and the inclusion of our report dated January 20, 2015 in the Annual Report on Form 10-K for the year ended December 31, 2014, of the Partnership and its subsidiaries, filed with the Securities and Exchange Commission.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ Cawley, Gillespie & Associates, Inc.
Robert D. Ravnaas, P.E.
President

February 27, 2015
Fort Worth, Texas